SCHEDULE 14A

(Rule 14A-01)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

      Filed by the registrant [X]

      Filed by a party other than the registrant [   ]

      Check the appropriate box:

      [   ]  Preliminary proxy statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

      [X]  Definitive proxy statement

      [   ]  Definitive additional materials

      [   ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

Hayes Lemmerz International, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

      [X]  No fee required.

      [   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)  Title of each class of securities to which transaction applies:

      (2)  Aggregate number of securities to which transaction applies:

      (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)  Proposed maximum aggregate value of transaction:

      (5)  Total fee paid:

      [   ]  Fee paid previously with preliminary materials.

      [   ]  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)  Amount previously paid:

      (2)  Form, schedule or registration statement no.:

      (3)  Filing party:

      (4)  Date filed:

HAYES LEMMERZ INTERNATIONAL, INC. LOGO
June 28, 2000

Dear Stockholder:

      You are cordially invited to attend the 2000 Annual Meeting of Stockholders of Hayes Lemmerz International, Inc., to be held at the company’s world headquarters at 15300 Centennial Drive, Northville, Michigan 48167 on August 3, 2000, at 10:00 a.m. The doors will open at 9:00 a.m.

      At the Annual Meeting you will be asked to: (i) elect three (3) Class 1 Directors to serve until the 2003 Annual Meeting of Stockholders; (ii) approve the adoption of the company’s Amended and Restated Annual Performance Plan; (iii) approve the amendment of the company’s 1996 Stock Option Plan; and (iv) ratify the appointment of KPMG LLP as the company’s independent auditors for the fiscal year ending January 31, 2001. Each of these items is discussed in full in the attached proxy statement and you are urged to read the attached proxy statement in its entirety.

      Your Board of Directors has considered each of these items and recommends that you vote FOR the election of the Board of Directors’ nominees as Class 1 Directors, FOR the adoption of the company’s Amended and Restated Annual Performance Plan, FOR the amendment of the company’s 1996 Stock Option Plan, and FOR the ratification of the appointment of KPMG LLP as the company’s independent auditors for the fiscal year ending January 31, 2001.

      It is important that your shares be voted, regardless of whether you are able to attend the Annual Meeting. To be sure that your shares are represented, please sign and mail the enclosed proxy card promptly. This will not prevent you from voting your shares in person if you choose to do so.

      I look forward to meeting with you this year.

Very truly yours,

/s/ Ranko Cucuz

Ranko Cucuz
Chairman of the Board of Directors
and Chief Executive Officer

HAYES LEMMERZ INTERNATIONAL, INC. LOGO

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE:	THURSDAY, AUGUST 3, 2000

TIME:	10:00 AM EASTERN STANDARD TIME

LOCATION:	Hayes Lemmerz International, Inc.
15300 Centennial Drive
Northville, Michigan 48167

To Hayes Lemmerz Stockholders:

      We invite you to attend our 2000 Annual Meeting of Stockholders at the company’s world headquarters. At the Annual Meeting, you and the other stockholders will be able to vote on the following proposals, together with any other business that may properly come before the Annual Meeting:

1.	Elect three Class 1 Directors to three-year terms on the Board of Directors. The board has nominated for re-election Anthony Grillo, Horst Kukwa-Lemmerz and Jeffrey Lightcap, all current directors.

2.	Approve the adoption of the company’s Amended and Restated Annual Performance Plan.

3.	Approve the amendment of the company’s 1996 Stock Option Plan.

4.	Ratify the board’s appointment of KPMG LLP as the company’s independent auditors for the fiscal year ending January 31, 2001. KPMG LLP served in this same capacity in fiscal year 1999, with the stockholders’ approval.

      You may vote on these proposals in person or by proxy. (See the attached proxy statement for more details on voting by proxy.) If you cannot attend the Annual Meeting, we urge you to complete and return the enclosed proxy promptly in the enclosed self-addressed, stamped envelope, so that your shares will be represented and voted at the Annual Meeting in accordance with your instructions. Of course, if you attend the Annual Meeting, you may withdraw your proxy and vote your shares. Only stockholders of record at the close of business on June 21, 2000 will be entitled to vote at the Annual Meeting or any adjournment thereof.

By order of the Board of Directors

/s/ Patrick B. Carey
Patrick B. Carey
Secretary

Northville, Michigan

June 28, 2000

CONTENTS
PROXY STATEMENT
VOTING
PROPOSALS
BOARD OF DIRECTORS
EXECUTIVE COMPENSATION
OTHER MATTERS
APPENDIX A
APPENDIX B
APPENDIX C
PENSION PLAN TABLE
APPENDIX D
Section 7 NORMATIVE BONUS RATES AND NOTIFICATION OF STATUS
Section 8 CALCULATION OF CASH FLOW, ROIC, EBIT and PERSONAL OBJECTIVES
Section 9 INDIVIDUAL AWARDS
Section 10
Section 11
Section 12

CONTENTS

INTRODUCTION	1

This Proxy Solicitation	1

The Annual Meeting	1

Stockholders	3

VOTING	3

How to Vote Your Shares	3

How to Vote Under the Company’s Retirement Plans	3

Where to Find Voting Results	4

PROPOSALS	4

Election of Directors	4

Approval of Amended and Restated Annual Performance Plan	4

Approval of Amendment of the 1996 Plan	6

Description of Principal Features of the 1996 Plan	6

Certain Federal Income Tax Consequences of Awards Under the 1996 Plan	7

Approval of Independent Auditors	8

Other Matters	8

BOARD OF DIRECTORS	8

General	8

Directors Continuing in Office	9

Directors’ Meetings and Committees	10

Director Compensation	11

Compensation Committee Interlocks and Insider Participation	12

Section 16(a) Beneficial Ownership Reporting Compliance	12

EXECUTIVE COMPENSATION	12

Salary and Bonus	12

Stock Option Grants in Fiscal Year 1999 Under the 1996 Plan	13

Other Compensation and Benefits	13

Compensation Committee Report on Executive Compensation	13

The Role of the Compensation Committee	13

Overall Objectives of Executive Compensation Programs	13

An Overview of the Company’s Executive Compensation Plan	14

Base Salary Program	14

Current Annual Performance Plan	14

Long-Term Incentive Plan	15

Compliance with Internal Revenue Code Section 162(m)	15

Compensation of the Chief Executive Officer	15

OTHER MATTERS	16

Available Information	16

Incorporation of Certain Documents by Reference	16

Appendix A — Stock Performance Graph	17

Appendix B — Stockholdings	19

Appendix C — Executive Compensation	22

Appendix D — Amended and Restated Annual Performance Plan	26

Appendix E — First Amendment to 1996 Stock Option Plan	31

HAYES LEMMERZ INTERNATIONAL, INC.

15300 Centennial Drive
Northville, Michigan 48167

Annual Meeting of Stockholders

to be Held on August 3, 2000

PROXY STATEMENT

June 28, 2000

INTRODUCTION

      The Board of Directors is soliciting your proxy to encourage your participation in the voting at the Annual Meeting and to obtain your support on each of the proposals. You are invited to attend the Annual Meeting and vote your shares directly. However, even if you do not attend, you may vote by proxy, which allows you to direct another person to vote your shares at the Annual Meeting on your behalf. This proxy statement, notice of annual meeting and accompanying proxy card are first being mailed to stockholders on or about June 28, 2000.

This Proxy Solicitation

      There are two parts to this solicitation: the proxy card and this proxy statement. The proxy card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

      This proxy statement provides you with a variety of information on the proposals and other matters that you may find useful in determining how to vote. It is divided into five sections following this Introduction:

•	“Voting,” page 3.

•	“Proposals,” page 4.

•	“Board of Directors,” page 8.

•	“Executive Compensation,” page 12.

•	“Other Matters,” page 16

      We have supplemented these sections with tables and other information, all of which appears in the appendices, beginning on page 17. For your reference, a table showing the performance of the company’s stock since July 2, 1996 is included in Appendix A.

      The company will pay for soliciting these proxies. The company’s directors, officers and employees may solicit proxies in person or by telephone or by mail, telecopy, telegraph or letter, but will not receive additional compensation for such solicitation. The company has also retained ChaseMellon Shareholder Services, L.L.C. to assist in distributing proxy solicitation materials and soliciting proxies at a cost of approximately $5,000, plus reasonable out-of-pocket expenses. The company will reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners of stock held of record by them.

The Annual Meeting

      As indicated in the Notice of Annual Meeting, the Annual Meeting will be held on Thursday, August 3, 2000, at the company’s world headquarters in Northville, Michigan. Only holders of record of the company’s common stock (the “Common Stock”) and the company’s nonvoting common stock (the “Nonvoting Common Stock”) at the close of business on June 21, 2000 (the “Record Date”) are entitled to notice of the Annual Meeting. Holders of Common Stock are entitled to vote on all matters submitted to a vote of stockholders at the Annual Meeting. Holders of Nonvoting Common Stock are not entitled to vote on any of the foregoing matters submitted to a vote of stockholders at the Annual Meeting. The company’s By-Laws require that a majority of the company’s Common Stock be represented at the Annual Meeting, whether in person or by proxy, in order to transact business. Abstentions and broker non-votes will be counted in determining whether or not there is a quorum at the Annual Meeting.

      The election of the Class 1 Directors will require the vote of a plurality of the shares of Common Stock represented and voting in person or by proxy and entitled to vote at the Annual Meeting. Under applicable Delaware law, in tabulating the vote for the election of the Class 1 Directors, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of such vote.

      Approval of the proposals to adopt the Amended and Restated Annual Performance Plan, to amend the company’s 1996 Stock Option Plan (the “1996 Plan”) and to ratify the appointment of KPMG LLP (“KPMG”) as the company’s independent auditors for the fiscal year ended January 31, 2001 (“fiscal year 2000”) will require the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting. Under applicable Delaware law, in determining whether such proposals have received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against the proposal. If a broker indicates on a proxy that it does not have discretionary authority and has not received voting instructions from the beneficial owners as to certain shares to vote on a particular matter, those shares will not be considered as present or voted with respect to that matter and will have no effect on the outcome of that vote.

      The parties to the Stockholders Agreement (see “Board of Directors” beginning on page 8) have indicated that they intend to vote their shares of Common Stock in favor of the Board of Directors’ nominees for Class 1 Directors and in favor of each of the proposals described above. Accordingly, the Board of Directors’ nominees are expected to be elected to serve as Class 1 Directors and each of the other proposals are expected to be approved, regardless of the vote of any other stockholder.

      Representatives of KPMG are expected to be present at the Annual Meeting. They will have the opportunity to make a statement at the Annual Meeting if they desire to do so and are expected to be available to respond to appropriate questions.

      There were no stockholder proposals submitted for the Annual Meeting. If a stockholder wishes to submit a proposal for the 2001 Annual Meeting of Stockholders (the “2001 Annual Meeting”), such proposal must be sent to the company’s principal executive offices at 15300 Centennial Drive, Northville, Michigan 48167, Attention: Secretary. In order to be considered for inclusion in the company’s proxy statement and form of proxy relating to the 2001 Annual Meeting a proposal must be received by the company on or before March 2, 2001.

      In accordance with the company’s Amended and Restated Bylaws, if a stockholder proposes to nominate a person for election to the Board of Directors at the 2001 Annual Meeting, the notice must include the name, age, residence and business address, occupation, and class and number of shares of Common Stock owned beneficially or of record by such nominee, and the written consent of the proposed nominee to serve, if elected. If a stockholder proposes any other matter for consideration at the 2001 Annual Meeting, the notice must contain a brief description of the matter, the reason such matter is proposed to be considered at the 2001 Annual Meeting and any material interest of the stockholder in such matter. In addition, all notices must include the name, address and class and number of shares of Common Stock beneficially owned by such stockholder. Such notice must contain any other information related to a proposed matter or such stockholder that would be required to be disclosed in a proxy statement. To be timely for the 2001 Annual Meeting, notice must be received by the company not less than fifty days nor more than seventy-five days prior to the meeting (or if less than sixty-five days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, to be timely notice must be received by the company no later than fifteen days following the date the notice was given or public disclosure was made).

Stockholders

      On June 21, 2000, the company had issued and outstanding 27,707,919 shares of Common Stock and 2,649,026 shares of Nonvoting Common Stock and there were approximately 108 shareholders of record. Based on the latest information provided to the company, the following shareholders beneficially own more than 5% of the company’s outstanding Common Stock, excluding warrants: Joseph Littlejohn & Levy Fund II, L.P. (“JLL Fund II”) (31.7%), Marianne Lemmerz (9.9%), TSG Capital Fund II, L.P. (“TSG”) (9.3%), CIBC WG Argosy Merchant Fund 2, L.L.C. (“Argosy”) (8.2%) and Horst Kukwa-Lemmerz (6.0%). Additional information regarding stockholdings is included in Appendix B.

VOTING

      You are entitled to one vote at the Annual Meeting for each share of the company’s Common Stock that you owned on the Record Date. The number of shares you own (and may vote) is listed at the top of the back of the proxy card.

How to Vote Your Shares

      You may vote your shares at the Annual Meeting in person or by proxy. To vote in person, you must attend the Annual Meeting, and obtain and submit a ballot, which will be provided at the Annual Meeting. To vote by proxy, you must complete and return the enclosed proxy card.

      The proxy card is fairly simple to complete, with specific instructions right on the card. By completing and submitting it, you will direct the designated persons (known as “proxies”) to vote your shares at the Annual Meeting in accordance with your instructions. The board has appointed William  D. Shovers and Patrick B. Carey, the company’s Vice President — Finance and Secretary, respectively, to serve as the proxies for the Annual Meeting.

      Your proxy will be valid only if you sign, date and return it before the Annual Meeting. If you complete all of the proxy card except the voting instructions, then the designated proxies will vote your shares for the election of the nominated directors, the approval of the company’s Amended and Restated Annual Performance Plan, the approval of the amendment of the company’s 1996 Plan and the ratification of the company’s independent auditors. If any nominee for election to the board is unable to serve, which is not anticipated, or if any other matters properly come before the Annual Meeting, then the designated proxies will vote your shares in accordance with their best judgment.

      You may revoke your proxy at any time before it is exercised by any of the following means:

•	Notifying the company’s Secretary in writing.

•	Submitting a later dated proxy.

•	Attending the Annual Meeting and voting. Your attendance at the Annual Meeting will not by itself revoke a proxy; you must vote your shares.

How to Vote Under the Company’s Retirement Plans

      If you are a company employee participating in the company’s 401(k) Plan or the company’s Union Plan, then you may be receiving this material because of shares held for you in one of the plans. In that case, you may use the enclosed proxy card to instruct the plan trustees how to vote those shares. The trustees will vote the shares in accordance with your instructions and the terms of the plan.

      The plan trustees may vote the shares held for you even if you do not direct them how to vote. The trustees will vote any shares for which they do not receive instructions in the same proportion as they vote the shares for which they receive instructions.

Where to Find Voting Results

      The company will publish the voting results from the Annual Meeting in its Form 10-Q for the third quarter of fiscal year 2000, which it will file with the Securities and Exchange Commission (the “SEC”) in December 2000. You will also find the results from the Annual Meeting in the investor information section of the company’s home page on the Internet (www.hayes-lemmerz.com).

PROPOSALS

      The board has nominated three current directors — Anthony Grillo, Horst Kukwa-Lemmerz and Jeffrey Lightcap — for new, three-year terms and recommends that you vote for their re-election. The board has approved the company’s Amended and Restated Annual Performance Plan and recommends that you vote for approval of the plan. The board has approved the amendment of the company’s 1996 Plan and recommends that you vote for approval of the amendment of the plan. In addition, the board has approved KPMG as the company’s independent auditors for fiscal year 2000 and recommends that you vote for their ratification.

Election of Directors

      The first proposal on the agenda for the Annual Meeting will be the election of three directors to serve as Class 1 Directors for three-year terms beginning at this Annual Meeting and expiring at the 2003 Annual Meeting of Stockholders. (For a description of the three classes of directors, see “Board of Directors” beginning on page 8.) The three nominees receiving the greatest number of votes cast will be elected.

      The Board of Directors has nominated Anthony Grillo, Horst Kukwa-Lemmerz and Jeffrey Lightcap for re-election as Class 1 Directors. The following is a brief biography of each nominee. You will find information on their holdings of the company’s stock in Appendix B.

      Anthony Grillo is 44 years old. He is a Class 1 Director and has been a director of the company since April 1999. Mr. Grillo is a Senior Managing Director of Joseph Littlejohn and Levy (“JLL”), which is the managing general partner of JLL Fund II, which he joined in January 1999. From January 1991 to December 1998, he was a Senior Managing Director at the Blackstone Group, an investment banking firm. Mr. Grillo is also a director of Lancer Industries, Inc., Littlefuse Inc. and IASIS Healthcare Corp.

      Horst Kukwa-Lemmerz is 57 years old. He is a Class 1 Director and has been a director of the company since June 1997. He was appointed to his present position as Vice Chairman of the company’s Board of Directors and Chairman of the Board of Directors of HLI (Europe), Ltd. upon consummation of the company’s acquisition of Lemmerz Holding GmbH in June 1997 (the “Lemmerz Acquisition”). Mr. Kukwa-Lemmerz is also the President, Chief Executive Officer and a director of Port Armor Investment and Development, Inc. and H.K.L., L.L.C.

      Jeffrey Lightcap is 41 years old. He is a Class 1 Director and has been a director of the company since October 1997. He has been a Senior Managing Director of JLL since June 1997. From February 1993 until May 1997, Mr. Lightcap was employed by Merrill Lynch & Co., an investment banking firm, first as a Director and then, commencing in 1994, as a Managing Director. Mr. Lightcap is also a director of New World Pasta Company, IASIS Healthcare Corp. and Motor Coach Industries International, Inc.

      The Board of Directors recommends that you vote FOR the election of Messrs. Grillo, Kukwa-Lemmerz and Lightcap.

Approval of Amended and Restated Annual Performance Plan

      On June 15, 2000, the Board of Directors approved the Hayes Lemmerz International, Inc. Amended and Restated Annual Performance Plan (the “Amended and Restated Annual Performance Plan”), subject to approval by the stockholders at the Annual Meeting.

      Internal Revenue Code Section 162(m), as amended, which was added to the Internal Revenue Code of 1986, as amended (the “Code”) by the Omnibus Budget Reconciliation Act of 1993, limits the amount of compensation a corporation may deduct as a business expense. That limit, which applies to the chief executive officer and the other four most highly compensated officers, is $1 million per individual per year. This limitation, however, does not apply to performance-based compensation that is tied to objective performance standards which have been established by a compensation committee of the Board of Directors consisting solely of outside directors and the material terms of which have been approved by the stockholders. The Amended and Restated Annual Performance Plan has been designed by the Compensation Committee of the Board of Directors (the “Compensation Committee”) to meet these criteria.

      The description of the Amended and Restated Annual Performance Plan which follows is not intended to be complete and is qualified in its entirety by the actual terms of the Amended and Restated Annual Performance Plan, a copy of which is attached hereto as Appendix D.

      Purpose of the Amended and Restated Annual Performance Plan. The Amended and Restated Annual Performance Plan is intended to afford a financial incentive to selected employees of the company and its subsidiaries and affiliates to encourage such employees to achieve results that lead to a more effective operation of the business of the company, its groups (“Groups”) and its business units (“Business Units”) and to accomplish this purpose with full regard to the company’s stockholders and earning power.

      Purpose for Adopting the Amended and Restated Annual Performance Plan. At the 1998 Annual Meeting of Stockholders, the stockholders approved an annual performance plan (the “Current Annual Performance Plan”). The Compensation Committee of the Board of Directors has recommended changing the Current Annual Performance Plan by, among other things, adding a new bonus measure for return on invested capital (“ROIC”), changing the target percentages of each bonus measure before a bonus will be paid with respect to that measure, and changing the calculation of the amount of bonus that will be paid with respect to each bonus measure if more or less than 100% of the target for that bonus measure is achieved.

      Participants in the Amended and Restated Annual Performance Plan. Participants in the Amended and Restated Annual Performance Plan will be selected employees of the company and its present and future subsidiaries and affiliates, who will be designated and/or approved by the Compensation Committee or by members of management of the company. The Compensation Committee and management of the company take into account such factors as they deem relevant in connection with determining the participants in the Amended and Restated Annual Performance Plan, including without limitation those employees who are expected to have an impact of the current and future financial success of the company. Approximately 500 employees are expected to participate in the Amended and Restated Annual Performance Plan.

      Administration of the Amended and Restated Annual Performance Plan. The Amended and Restated Annual Performance Plan is administered by the Compensation Committee. All members of the Compensation Committee are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act, and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code. The Compensation Committee has full authority to establish the rules and regulations relating to the Amended and Restated Annual Performance Plan, to interpret the Amended and Restated Annual Performance Plan and those rules and regulations, and to take all other actions necessary or appropriate for the proper administration of the Amended and Restated Annual Performance Plan.

      Performance Criteria. The Amended and Restated Annual Performance Plan provides competitive variable pay opportunities to participants based upon the achievement of targets established and/or approved by the Compensation Committee based on the company’s earnings before interest and taxes (“EBIT”), ROIC and cash flow and the achievement of certain personal objectives by the participant. In addition, with respect to those participants who are responsible for the performance of the particular Groups or Business Units of the company, their bonuses are also based in part upon the achievement of certain EBIT, ROIC and cash flow targets for their respective Groups or Business Units. Thus, annual incentive compensation is determined by the degree to which: (i) the company and, for certain participants, the Groups or Business Units, achieve the annual EBIT, ROIC and cash flow targets, all of which targets are established and/or approved by the Compensation Committee, and (ii) each individual participant achieves his personal objectives, which objectives are established and/or approved by the Compensation Committee with respect to certain officers and which objectives are established and/or approved by members of management with respect to other participants in the plan. The aggregate bonus amount is established as a percentage of base salary, with each component of the Amended and Restated Annual Performance Plan comprising a portion of such percentage. The normative amount to be received as a bonus if the EBIT, ROIC and cash flow targets and personal objectives are met, expressed as a percentage of base salary, is established based upon levels of responsibility for company, Group or Business Unit performance. This percentage increases as the level of responsibility increases, which currently ranges from 10% for employees at the entry level of the Amended and Restated Annual Performance Plan to 60% for the executive officers of the company (except for the Chief Executive Officer only, for whom the percentage is 100%).

      If the EBIT, ROIC and cash flow targets established in advance are met and the personal objectives established in advance are achieved, 100% of the normative bonus percentage is paid. If certain minimum EBIT, ROIC and cash flow targets are met, but any of such amounts is less than the targeted amounts, or if the individual performance objectives are not fully realized, the amount paid for each component of the Amended and Restated Annual Performance Plan which is not fully achieved will be less than the normative amount. Similarly, if either the EBIT, ROIC or cash flow performance exceeds the EBIT, ROIC or cash flow targets, respectively, the amount of the bonus attributable to such component of the Amended and Restated Annual Performance Plan will be more than the normative amount, up to a aggregate maximum of twice the normative amount. Notwithstanding the foregoing, if the following minimum targets are not met, no bonus is paid with respect to that measure: EBIT (currently 90% of target), ROIC (currently 90% of target) and cash flow (currently 70% of target). In addition, if an EBIT trigger is not achieved (currently 80% of the EBIT target), no bonus is paid, even if the ROIC target, cash flow target and personal objectives are achieved. The performance-based component may result in higher than competitive compensation for superior EBIT, ROIC and cash flow performance or lower than competitive compensation for performance not reaching the EBIT, ROIC or cash flow targets.

      The cost to the company of the Amended and Restated Annual Performance Plan and the amounts to be paid to participants cannot be determined at this time because payout of awards is based upon the company’s future financial performance and the number of participants in the plan.

      Approval of the Amended and Restated Annual Performance Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock present at the meeting in person or by proxy and entitled to vote at the Annual Meeting.

      The Board of Directors recommends that you vote FOR approval of the Amended and Restated Annual Performance Plan.

Approval of Amendment of the 1996 Plan

      At the 1997 Annual Meeting of Stockholders, the stockholders approved the company’s 1996 Plan. On June 15, 2000, the Board of Directors approved the amendment of the 1996 Plan to permit the issuance of an additional 500,000 shares of Common Stock under the 1996 Plan, subject to approval by the stockholders at the Annual Meeting.

      The description of the 1996 Plan set forth below is not intended to be complete and is qualified in its entirety by the actual terms of the proposed amendment to the 1996 Plan, a copy of which is attached hereto as Appendix E, and the form of stock option agreement relating to the Grants.

Description of Principal Features of the 1996 Plan

      Purpose of the 1996 Plan. The 1996 Plan is intended to afford an incentive to selected employees and consultants of the company and its subsidiaries and affiliates to acquire a proprietary interest in the company, to increase their efforts on behalf of the company and to promote the success of the company’s business through the grant of options. Such options may be “incentive stock options” (“ISOs”), within the meaning of Section 422 of the Code, or non-qualified stock options (“NQSOs” and, collectively with ISOs, “Options”).

      Purpose for Authorizing the Issuance of Additional Shares under the 1996 Plan. The 1996 Plan currently authorizes the issuance of up to 3,000,000 shares of Common Stock under the plan, of which approximately 2,800,000 options are currently outstanding under the plan. As a result, the Compensation Committee of the Board of Directors has recommended increasing the authorized shares of Common Stock that may be issued to 3,500,000 shares of Common Stock, so that additional options may be issued to attract and retain selected employees.

      Participants in the 1996 Plan. Participants in the 1996 Plan are selected employees and consultants of the company and its present and future subsidiaries and affiliates, who are designated by the Compensation Committee. Approximately 100 persons currently participate in the 1996 Plan.

      Administration of the 1996 Plan. The 1996 Plan is administered by the Compensation Committee. All members of the Compensation Committee must be “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act, and “outside directors” within the meaning of Section 162(m) of the Code. All grants and awards under the 1996 Plan are made at the discretion of the Compensation Committee; the size of grants and awards to be received by any person or group of persons under the 1996 Plan is therefore not determinable. Option grants made to the Named Executive Officers in fiscal year 1999 are set forth below (see “Executive Compensation — Stock Option Grants in Fiscal Year 1999 Under 1996 Plan” and Appendix C).

      Terms of Options in General. Option awards under the 1996 Plan consist of NQSOs and ISOs. Options granted pursuant to the 1996 Plan need not be identical.

      The purchase price under each Option will be established by the Compensation Committee; provided, however, that in the case of an ISO, the purchase price will not be less than the fair market value of the Common Stock on the date of grant. In the event that an ISO is granted to an individual who holds as of the date of grant more than 10% of the Common Stock (a “Ten Percent Stockholder”), the exercise price of such ISO will be no less than 110% of the fair market value of the Common Stock on the date of grant. The exercise price of the Option must be paid in full at the time of exercise and may be paid in whole or in part with previously purchased Common Stock valued at the fair market value as of the date of exercise. The closing price of a share of Common Stock as reported on the New York Stock Exchange (the “NYSE”) on June 19, 2000 was $13.44. The aggregate fair market value of shares as to which ISOs are exercisable for the first time by an optionee during any calendar year may not exceed $100,000. The term of each Option will be no greater than 10 years from the date of grant; provided, however, that an ISO granted to a Ten Percent Stockholder shall have a term of no greater than five years. At the time of grant of an Option, the Compensation Committee may provide for accelerated exercisability in connection with a change in control of the company. If the employment of any optionee is terminated other than for “Cause” (as defined in the 1996 Plan) or by reason of the optionee’s death or disability, the optionee or the optionee’s representative will have one year from the date of such death or disability, or seven months from the date of termination of employment for reason other than death, disability or for Cause, to exercise all Options to the extent exercisable as of the date of such termination, death or disability. Each Option is transferable only by will or the law of descent and distribution and may only be exercisable by the optionee during his or her lifetime.

Certain Federal Income Tax Consequences of Awards Under the 1996 Plan

      THE FOLLOWING DISCUSSION OF CERTAIN RELEVANT FEDERAL INCOME TAX EFFECTS APPLICABLE TO OPTIONS GRANTED UNDER THE STOCK OPTION PLAN IS A BRIEF SUMMARY ONLY, AND REFERENCE IS MADE TO THE CODE AND THE REGULATIONS AND INTERPRETATIONS ISSUED THEREUNDER FOR A COMPLETE STATEMENT OF ALL RELEVANT FEDERAL INCOME TAX CONSEQUENCES.

      Incentive Stock Options. No taxable income will be realized by an optionee upon the grant or timely exercise of an ISO. If shares are issued to an optionee pursuant to the exercise of an ISO and if a disqualifying disposition of such shares is not made by the optionee (i.e., no disposition is made within two years after the date of grant or within one year after the receipt of shares by such optionee, whichever is later), then (i) upon sale of the shares so acquired, any amount realized in excess of the exercise price of the ISO will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss and (ii) no deduction will be allowed to the company. However, if shares acquired upon the exercise of an ISO are disposed of prior to satisfying the holding period described above, generally (i) the optionee will realize compensation income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares), over the exercise price thereof, and (ii) the company will be entitled to deduct an amount equal to such income. Any additional gain recognized by the optionee upon a disposition of shares prior to satisfying the holding period described above will be taxed as short-term or long-term capital gain, as the case may be, and will not result in any deduction by the company.

      If an ISO is exercised at a time when it no longer qualifies as an ISO, the Option will be treated as a NQSO. Subject to certain exceptions, an ISO generally will not be eligible for the federal income tax treatment described above if it is exercised more than three months following termination of employment.

      The amount by which the fair market value of the Common Stock on the exercise date of an ISO exceeds the exercise price generally will constitute an item which increases the optionee’s “alternative minimum taxable income.”

      Non-Qualified Stock Options. In general, an optionee will not be subject to tax at the time a NQSO is granted. Upon exercise of a NQSO where the exercise price is paid in cash, the optionee generally will realize compensation income at the time of exercise in an amount equal to the excess, if any, of the fair market value of the Common Stock at the time of exercise over the exercise price, and will have a tax basis in such shares equal to the cash paid upon exercise plus the amount taxable as compensation income to the optionee. The company generally will be entitled to a deduction in the amount of an optionee’s compensation income at the time such income is recognized by the optionee upon the exercise of a NQSO. Income and payroll taxes generally are required to be withheld on the amount of ordinary income resulting from the exercise of a NQSO.

      Approval of the amendment to the 1996 Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock present at the Meeting in person or by proxy and entitled to vote.

      The Board of Directors recommends that stockholders vote FOR approval of the amendment of the 1996 Plan.

Approval of Independent Auditors

      The final proposal on the agenda for the Annual Meeting will be the ratification of the board’s appointment of KPMG as the company’s independent auditors for fiscal year 2000.

      KPMG served in this capacity for the fiscal year ended January 31, 2000 (“fiscal year 1999”), and has reported on the company’s 1999 consolidated financial statements. The Audit Committee recommended to the board that KPMG be reappointed for fiscal year 2000.

      The Board of Directors recommends that you vote FOR the ratification of KPMG LLP as the company’s independent auditors for fiscal year 2000.

Other Matters

      Neither the company nor its directors intend to bring before the Annual Meeting any matters other than the election of the three directors, the approval of the company’s Amended and Restated Annual Performance Plan, the amendment of the 1996 Plan and the ratification of the company’s independent auditors. Also, they have no present knowledge that any other matters will be presented by others for action at the Annual Meeting.

BOARD OF DIRECTORS

General

      The Board of Directors consists of eleven directors divided into three classes (Class 1, Class 2 and Class 3) serving staggered three-year terms. The company’s By-Laws require that the three classes be as nearly equal in number as possible. Class 1 is currently composed of three directors and Classes 2 and 3 are each currently composed of four directors.

      In July 1996, in connection with the acquisition of Motor Wheel Corporation (the “Motor Wheel Acquisition”), JLL Fund II, TSG, Argosy, Nomura Holding America, Inc. and Chase Equity Associates L.P. (collectively, the “New Investors”), entered into a stockholders agreement with the company. In June 1997, in connection with the Lemmerz Acquisition, the company, the New Investors and Marianne Lemmerz, Horst Kukwa-Lemmerz, Inge Kruger-Pressl and Renate Kukwa-Lemmerz (collectively, the “Lemmerz Shareholders”) entered into an amended and restated stockholders agreement (the “Stockholders Agreement”). The parties to the Stockholders Agreement and their affiliates collectively own more than 75% of the outstanding Common Stock.

      The Stockholders Agreement provides, among other things, that the Board of Directors shall consist of eleven members and that certain of the New Investors and all of the Lemmerz Shareholders will vote their shares of Common Stock so that the Board of Directors of the company will be comprised of the Chief Executive Officer of the company (currently, Ron Cucuz), four designees of JLL Fund II (currently, Anthony Grillo, Paul S. Levy, Jeffrey Lightcap and David Ying), one designee of TSG (currently, Cleveland A. Christophe), two designees of the Lemmerz Shareholders (currently, Horst Kukwa-Lemmerz and Wienand Meilicke), and three individuals determined by the Board who are not affiliated with the company or any of the parties to the Stockholders Agreement other than one member that may be affiliated with Argosy (currently, Andrew R. Heyer, John S. Rodewig and Ray H. Witt). The Stockholders Agreement also provides, among other things, for certain transfer restrictions and registration rights for the stockholder parties thereto.

      Except as described above, there are no arrangements or understandings between any director and any other person pursuant to which he was selected as a director.

Directors Continuing in Office

      The Class 2 and 3 Directors will continue in office following this Annual Meeting, and their terms will expire in 2001 (Class 2) or 2002 (Class 3). The following are brief biographies of each of these directors. You will find information on their holdings of the company’s stock in Appendix B.

      Ranko (“Ron”) Cucuz is 56 years old. He is a Class 2 Director and has been a director of the company since 1992. He has been Chairman of the Board of Directors of the company since July 1996, and has been Chief Executive Officer of the company since October 1992. Mr. Cucuz is also a director of National-Standard Company and Cleveland-Cliffs Inc.

      Cleveland A. Christophe is 54 years old. He is a Class 3 Director and has been a director of the company since July 1996. Mr. Christophe has been a Managing Member of TSG Capital Group, L.L.C. since January 1995, and a director and the President of TSG Associates II, Inc. since January 1995. He served as a principal, a director and the Executive Vice President of TSG Ventures Inc. (formerly known as Equico Capital Corporation), a private equity investment firm, from May 1992 until December 1997 and as Executive Vice President and Treasurer of TSG Management Co., L.L.C., a private equity investment firm, from December 1997 until November 1998. He has been a Treasurer, Executive Vice President and director of TSGVI Associates, Inc. since December 1997. He has served as Managing Member of TSG Associates III, L.L.C. since August 1998. Mr. Christophe is also a director of Midwest Stamping, Inc., Urban Brands, Inc. (formerly known as The Ashley Stewart Group Ltd.), Z-Spanish Media Corporation (formerly known as PAR Radio Holdings, L.L.C.), Urban Children’s Stores, Inc., Millennium Digital Media, L.L.C. and Orbseal L.L.C. He also was a director of Envirotest Systems Corporation and Vista Media Group, Inc., until October 1998 and December 1999, respectively.

      Andrew R. Heyer is 42 years old. He is a Class 2 Director and has been a director of the company since April 1997. Mr. Heyer has been a Managing Director of CIBC World Markets Corp., co-head of its Leveraged Finance Group and co-head of CIBC World Markets High Yield Merchant Banking Funds since August 1995. Mr. Heyer also has been a member of Canadian Imperial Bank of Commerce’s U.S.

Management Committee since October 1999. In addition, Mr. Heyer is on the Investment Committee of Caravelle Advisors, L.L.C., the investment advisor to Caravelle Investment Fund, L.L.C. Mr. Heyer is also a Managing Director and Member of Trimaran Fund II, L.L.C., Trimaran Fund Management, L.L.C., and Trimaran Investments II, L.L.C. Prior to joining CIBC World Markets in 1995, Mr. Heyer was a founder and Managing Director of The Argosy Group L.P. Mr. Heyer also serves as a director of CIBC World Markets Corp., Niagara Corporation, Fairfield Manufacturing Company, Inc., The Hain Food Group, Inc., Lancer Industries, Inc., SpectraSite Holdings, Inc., Millennium Digital Media Holdings, L.L.C., Triumph Taxi Outdoor, L.L.C. and NSP Holdings, L.L.C.

      Paul S. Levy is 52 years old. He is a Class 3 Director and has been a director of the company since July 1996. Mr. Levy has been a Senior Managing Director of JLL from its inception in 1988. Mr. Levy has served as Chairman of the Board of Directors and Chief Executive Officer of Lancer Industries, Inc. since July 1989. Mr. Levy is also a director of Fairfield Manufacturing Company, Inc., New World Pasta Company, BSL Holdings, Inc., IASIS Healthcare Corp., Builders FirstSource, Inc. and Motor Coach Industries International, Inc.

      Wienand Meilicke is 54 years old. He is a Class 3 Director and has been a director of the company since June 1997. Mr. Meilicke is an attorney admitted to practice in Bonn, Germany and has, during at least the last five years, been a partner of Meilicke Hoffmann & Partner, a law firm located in Bonn, Germany. Mr. Meilicke is also a member of the supervisory boards of WABCO Standard GmbH and Breuniger Beteilgungs GmbH.

      John S. Rodewig is 66 years old. He is a Class 3 Director and has been a director of the company since December 1992. He served as President of Eaton Corporation from 1992 until his retirement on January 1, 1996. Mr. Rodewig also serves as a director of FKI plc.

      Ray H. Witt is 71 years old. He is a Class 2 Director and has been a director of the company since April 1999. Mr. Witt is currently Chairman of the Board of Directors of CMI Management Services, Inc. and a director of Atchison Casting Corporation. Mr. Witt was the principal shareholder and Chairman of the Board of Directors of CMI International, Inc. (“CMI”) for at least five years prior to the acquisition of CMI by the company in February 1999.

      David Ying is 45 years old. He is a Class 2 Director and has been a director of the company since June 1997. Mr. Ying has been a Senior Managing Director of JLL since June 1997. From January 1993 until May 1997, Mr. Ying was a Managing Director of Donaldson Lufkin & Jenrette, an investment banking firm. Mr. Ying is also a director of Fairfield Manufacturing Company Inc., New World Pasta Company, IASIS Healthcare Corp., Motor Coach Industries International, Inc., Lancer Industries, Inc. and Builders FirstSource, Inc.

Directors’ Meetings and Committees

      The Board of Directors met five times and took action by unanimous consent two times during fiscal year 1999. Of the total number of Board meetings and meetings of Board committees held in fiscal year 1999, each current director (other than Messrs. Grillo and Ying) attended at least 75% of such meetings held during the period in which he served as a director or member of such committee. The Board of Directors has established a standing Audit Committee, Compensation Committee and Executive Committee, which are the only committees of the Board of Directors. The membership and functions of the standing committees of the Board of Directors are as follows:

      Executive Committee: The Board of Directors has an Executive Committee, which consisted of Messrs. Cucuz, Kukwa-Lemmerz and Ying during fiscal year 1999. The Executive Committee did not meet during fiscal year 1999. The duties of the Executive Committee generally are to:

•	review and monitor the financial results of the company in comparison to the business plans and budgets approved by the Board of Directors,

•	determine and make recommendations on questions of general policy with regard to the business of the company, and

•	perform and exercise such other powers as may be lawfully delegated to the Executive Committee by the Board of Directors, not in conflict with the specific powers conferred by the Board of Directors upon any other committee.

      Audit Committee: The Board of Directors has an Audit Committee, which consisted of Messrs. Christophe and Rodewig during fiscal year 1999. The Audit Committee met four times during fiscal year 1999. The duties of the Audit Committee generally are to:

•	review the scope and results of the annual audit of the company’s financial statements with the company’s independent auditors,

•	review the company’s financial condition and results of operations with management and the company’s independent auditors,

•	consider the adequacy of the internal accounting and control procedures of the company,

•	review any non-audit services and special engagements to be performed by the company’s independent auditors and consider the effect of such performance on the auditors’ independence,

•	periodically review the company’s environmental compliance and litigation matters,

•	review the terms of all material transactions and arrangements between the company and its affiliates, and

•	recommend to the Board of Directors the firm to be selected as independent auditor of the company’s financial statements and to perform services related to the completion of such audit.

      Compensation Committee: The Board of Directors has a Compensation Committee, which consisted of Messrs. Christophe, Levy and Rodewig during fiscal year 1999. In addition, Messrs. Cucuz and Kukwa-Lemmerz serve as nonvoting members of the Compensation Committee. During fiscal year 1999, the Compensation Committee met three times. The duties of the Compensation Committee generally are to:

•	review and make recommendations to the Board of Directors as to compensation and other terms and conditions of employment of officers of the company,

•	administer the company’s benefit plans for officers of the company, including any stock option plans, share-price related incentive plans, and long-term incentive plans,

•	make recommendations to the Board of Directors as to termination settlements for officers of the company,

•	plan for succession of officers of the company, and

•	review requests by officers of the company to join the Board of Directors of any entity not affiliated with the company.

Director Compensation

      The independent directors of the company receive an annual retainer of $20,000, a fee of $1,000 for each Board or committee meeting attended, an annual stock gift of 250 shares of Common Stock and are reimbursed for expenses incurred in attending Board and/or committee meetings. Independent directors are directors who are not company employees and who are not affiliated with any of the New Investors or the Lemmerz Shareholders. The independent directors are Messrs. Rodewig and Witt. No other director of the company receives any payment for his participation as a director or member of a committee of the Board.

      In addition to the foregoing, Messrs. Rodewig and Witt were appointed by the Board of Directors to serve on a Special Committee to review an offer by holders of more than 75% of the company’s Common Stock to acquire the shares not owned by such holders. This offer was subsequently withdrawn. Each member of the

Special Committee received $50,000 for serving on the Special Committee and will be indemnified from and against any and all expenses that may be incurred by him in connection with any lawsuit related to serving on the Special Committee.

      Mr. Kukwa-Lemmerz is a designee on the Board of Directors of the Lemmerz Shareholders, who own an aggregate of 5,050,000 shares of Common Stock. In connection with the Lemmerz Acquisition, Mr. Kukwa-Lemmerz was elected as (i) Vice Chairman of the company’s Board of Directors, (ii) a member of the Executive Committee and a nonvoting member of the Compensation Committee, and (iii) Chairman of the Board of the company’s subsidiary, HLI (Europe) Ltd. The company also entered into consulting agreements (the “Consulting Agreements”) with Mr. Kukwa-Lemmerz and an affiliate of Mr. Kukwa-Lemmerz pursuant to which, among other things, (i) Mr. Kukwa-Lemmerz retired from all positions held with Lemmerz and its subsidiaries, (ii) the company agreed to pay Mr. Kukwa-Lemmerz and his affiliate an aggregate of $500,000 annually during the five-year period for which consulting services will be provided, and (iii) the company granted Mr. Kukwa-Lemmerz and his affiliate options to purchase an aggregate of 250,000 shares of Common Stock at an exercise price of $16 per share, such options to become exercisable at the rate of 20% annually on June 30, 1998 and each June 30th thereafter during the term of the Consulting Agreements.

Compensation Committee Interlocks and Insider Participation

      The members of the Compensation Committee of the Board of Directors during fiscal year 1999 were Messrs. Christophe, Levy and Rodewig. In addition, Messrs. Cucuz and Kukwa-Lemmerz are non-voting members of the Compensation Committee. On June 30, 1997, the company consummated the Lemmerz Acquisition in which the Lemmerz Shareholders, including Mr. Kukwa-Lemmerz, received $200 million in cash and five million shares of Series A Preferred Stock (which have subsequently converted into five million shares of Common Stock). In addition, in connection with the Lemmerz Acquisition, the company entered into the Consulting Agreements with Mr. Kukwa-Lemmerz and an affiliate of Mr. Kukwa-Lemmerz. See “Director Compensation.”

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the company’s directors and certain officers to file with the United States Securities and Exchange Commission (“SEC”) and the NYSE initial reports of ownership and reports of changes in ownership of the company’s Common Stock. Copies of all such Section 16(a) reports are required to be furnished to the company. These filing requirements also apply to holders of more than ten percent of the company’s Common Stock. To the company’s knowledge, based solely on a review of the copies of Section 16(a) reports furnished to the company during fiscal year 1999, or written representations from certain reporting persons that no Forms 5 were required for those persons, all Section 16(a) filing requirements applicable to the company’s officers and directors and beneficial owners of more than 10% of the Common Stock were complied with on a timely basis.

EXECUTIVE COMPENSATION

      This section provides summary information regarding the compensation of Mr. Cucuz, the Chief Executive Officer, and the four most highly compensated officers other than Mr. Cucuz: Giancarlo Dallera, Vice President — President, European Wheel Group; Ronald L. Kolakowski, Vice President — President, North American Wheel Group; Daniel M. Sandberg, Vice President — President, Automotive Brake Components; and William D. Shovers, Vice President — Finance, Chief Financial Officer (collectively, the “Named Executive Officers”). This section also includes a report of the Compensation Committee of the Board of Directors, which discusses the general compensation principles used by the committee, as well as the specific factors used to determine Mr. Cucuz’s compensation.

Salary and Bonus

      The Named Executive Officers had their salaries reviewed and increased in fiscal year 1999. This is consistent with the company’s compensation principles for executive officers, since their salaries were last reviewed in fiscal year 1998. The Named Executive Officers also received bonuses for fiscal year 1999. You will find additional information regarding the salaries and bonuses of the Named Executive Officers in Appendix C.

Stock Option Grants in Fiscal Year 1999 Under 1996 Plan

      Mr. Sandberg was the only Named Executive Officer to receive a grant of stock options in fiscal year 1999. You will find additional information regarding stock option grants and stock options held by the Named Executive Officers in Appendix C.

Other Compensation and Benefits

      The Named Executive Officers receive medical, group life insurance and other benefits (including matching contributions under the company’s 401(k) Plan) that are available generally to all of the company’s salaried employees. The Named Executive Officers participate in the company’s salaried employees pension plan, which is qualified under Section 401(a) of the Code and receive certain other perquisites. The Named Executive Officers based in the United States also participate in the company’s supplemental employee retirement plan (which is not qualified under Section 401(a) of the Internal Revenue Code). Additional information regarding other compensation and benefits of the Named Executive Officers is described in the Summary Compensation Table set forth in Appendix C.

Compensation Committee Report on Executive Compensation

      The Compensation Committee of the Board of Directors submits the following report on executive compensation for fiscal year 1999:

This report provides an overview of the company’s compensation philosophy and executive compensation programs. It also discusses compensation-related decisions in general, and specifically those relating to the company’s Chief Executive Officer, for fiscal year 1999.

     The Role of the Compensation Committee

The Compensation Committee of the Board of Directors is responsible for all matters relating to the compensation of the Chairman and Chief Executive Officer and the officers of the company reporting directly to him. It carries out these responsibilities by reviewing certain executive compensation and benefit plans, administering the company’s stock option and other long-term incentive plans and overseeing succession planning. To comply with regulations of the SEC and to separate members of management more completely from compensation decisions, only non-management directors are eligible to serve as voting members of the Compensation Committee (Messrs. Cucuz and Kukwa-Lemmerz serve as non-voting members of the Compensation Committee).

     Overall Objectives of Executive Compensation Programs

The company’s executive compensation programs have been designed to support the company’s goal of enhancing stockholder value by providing incentives that will attract, reward and retain highly qualified executives critical to the long-term success of the company. The company’s policy is to establish overall compensation at median competitive levels. Median competitive levels are determined by an independent consulting firm (in fiscal year 1999, such consulting firm was William M. Mercer & Associates), utilizing several widely used published compensation surveys. These surveys included several hundred companies, but the methodology under which compensation was determined focused on compensation level data from approximately 25 companies in the automotive supply industry (the “Comparison Group”). However, as a result of the relationship between executive compensation and corporate performance, the company’s executives may be paid more or less in any particular year than the executives of companies included in the Comparison Group, depending on the company’s performance. The companies in the Comparison Group are not the same as those in the peer group utilized in preparing the Peer Group Index (see “Stock Performance Graph”) because the Committee’s independent consultant uses surveys of publicly traded and privately owed companies in the automotive industry to determine median compensation levels, whereas the Peer Group Index has been chosen by the company to reflect publicly traded automotive parts and accessories suppliers. The Compensation Committee believes that it would not be practicable to prepare a compensation survey of the companies included only in the Peer Group Index.

Following research and assistance from the independent consultant, the Compensation Committee has determined to structure the company’s short-term and long-term incentive compensation plans to emphasize corporate financial performance which the Committee believes will enhance stockholder value. To implement this approach, commencing in fiscal year 1993, the company has utilized a compensation plan for its executive officers which comprises an annual performance plan for its executive officers, with earned short-term incentive awards being paid out in cash (subject to maximum annual payouts) plus a stock-based incentive compensation program under the company’s stock option plans.

     An Overview of the Company’s Executive Compensation Plan

The company’s executive compensation programs have three components: base salary, annual incentive and long-term incentive. A discussion of the Committee’s decisions regarding executive compensation and an overview of its various elements are presented below.

     Base Salary Program

The company’s base salary program is intended to provide base salary ranges that reflect the median salary levels of the Comparison Group. Base salaries are periodically adjusted to reflect each executive’s performance and contribution to the overall financial results of the company, the executive’s length of service with the company and changes in median salary levels of the Comparison Group. The Committee, based upon research and advice provided by its independent consultant, annually reviews and compares each executive’s salary level against comparable executive’s positions in the Comparison Group.

     Current Annual Performance Plan

As discussed in “Approval of Amended and Restated Annual Performance Plan,” the Board of Directors has recommended amending the Current Annual Performance Plan, effective for fiscal year 2000. In fiscal year 1999, the Current Annual Performance Plan provided competitive variable pay opportunities to executive officers based upon the achievement of established targets based on the company’s EBIT, the company’s cash flow and the achievement of certain personal objectives by the executive. In addition, with respect to those officers who were responsible for the performance of the particular Business Units or Groups of the company, their bonuses were also based upon the achievement of certain EBIT and cash flow targets for their respective Business Units or Groups. Thus, annual incentive compensation is determined by the degree to which the company and, for certain officers, the Business Units or Groups, achieved the annual EBIT and cash flow targets established by the Compensation Committee and by the degree to which each individual officer achieved his personal objectives. The aggregate bonus amount in fiscal year 1999 was established as a percentage of base salary, which was 60% for all executive officers, except Mr. Cucuz, the Chairman and Chief Executive Officer, whose percentage was 100%.

If the EBIT and cash flow targets were met and the personal objectives were achieved, 100% of the normative bonus percentage was paid. If certain minimum EBIT and cash flow targets were met (set at 75% of each such target), but either of such amounts was less than the targeted amounts, or if the individual performance objectives were not fully realized, the amount paid for each component of the Current Annual Performance Plan which was not fully achieved was proportionally less than the normative amount. Similarly, if either the EBIT or cash flow performance exceeded the EBIT or cash flow targets, respectively, the amount of the bonus attributable to such component of the Current Annual Performance Plan was proportionally more than the normative amount, up to a aggregate maximum of twice the normative amount. The performance-based component may result in higher than competitive compensation for superior EBIT and cash flow performance or lower than competitive compensation for performance not reaching the EBIT or cash flow targets.

     Long-Term Incentive Plan

In the fiscal year ended January 31, 1997 (“fiscal year 1996”), in connection with the Motor Wheel Acquisition, the Compensation Committee approved stock option grants to the executive officers of the company under the 1996 Plan, which option grants were significantly larger than those granted to the executive officers in prior years. The options granted in fiscal year 1996 under the 1996 Plan to the Named Executive Officers are divided into five Tranches of an equal number of options. The options in each such Tranche vest (i.e., become exercisable by the optionee) only when both a time condition and a stock performance condition tied to the price of the Common Stock have been met. These time and performance conditions for such vesting are intended to ensure that the stockholders of the company receive a significant return on their investment before the optionees realize a financial gain therefrom.

The Compensation Committee believes that the option grants under the 1996 Plan, including the terms thereof which cause such options to vest progressively as certain price and time conditions are met, will align the interests of the company’s executive officers with those of the stockholders of the company by creating a long-term incentive for such officers to achieve corporate performance which also enhances stockholder value. As a result, and because of the size and significance of the option grants made in fiscal year 1996, the Compensation Committee elected not to grant any additional stock options in fiscal year 1999 to the company’s executive officers (except to certain of those executive officers who were promoted into their positions as executive officers during fiscal year 1999).

     Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Code, effective for years beginning after 1993, generally limits to $1,000,000 the amounts deductible by a public corporation in respect of annual compensation paid to a “covered employee” (i.e., the chief executive officer and the four other most highly compensated executive officers of the corporation), including, unless an exception applies, compensation otherwise deductible upon the exercise of compensatory options. Qualifying performance-based compensation and compensation, including stock options, that meets other exceptions to the general limitation will not be subject to the limitation. The company’s Current Annual Performance Plan meets the foregoing requirements and was approved at the 1998 Annual Meeting of Stockholders. Accordingly, all compensation paid in fiscal year 1999 under the Current Annual Performance Plan is deductible by the company.

     Compensation of the Chief Executive Officer

Fiscal year 1999 was a year of continued progress and growth for the company, most notably the acquisition of CMI (which closed in fiscal year 1999), the integration into the company of the operations of CMI, the continued global expansion of the company and the repositioning of the company as a supplier of suspension modules. Based upon the contributions made by Mr. Cucuz to these matters, as well as certain other considerations, the Compensation Committee approved an increase in Mr. Cucuz’s base salary for fiscal year 1999 from $600,000 to $700,000 per year. In addition, the Compensation Committee continued the rate of normative bonus compensation for Mr. Cucuz under the Current Annual Performance Plan of 100% of his base salary.

/s/ Paul S. Levy, Chairman
/s/ Cleveland A. Christophe
/s/ John S. Rodewig

OTHER MATTERS

Available Information

      The company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the SEC. The reports, proxy statements and other information filed by the company with the SEC are available in the investor information section of the company’s home page on the Internet (www.hayes-lemmerz.com) and also can be inspected and copied at prescribed rates at the following facilities of the SEC: 450 Fifth Street, NW, Washington, DC 20549, 7 World Trade Center, Suite 1300 Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC also maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information. In addition, such materials may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10012.

Incorporation of Certain Documents by Reference

      The company hereby incorporates by reference pursuant to the Exchange Act the company’s Annual Report on Form 10-K for fiscal year 1999, as filed with the SEC.

      All documents and reports filed by the company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the Annual Meeting shall be deemed to be incorporated by reference into this proxy statement and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

      The company will provide without charge to each person, including any beneficial owner, to whom a copy of this proxy statement is delivered, upon the written or oral request of any such person, a copy of any or all of the documents which are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to the company, 15300 Centennial Drive, Northville, Michigan 48167, Attention: Director of Investor Relations, telephone (734) 737-5000. These documents are also available in the investor information section of the company’s home page on the Internet (www.hayes-lemmerz.com).

By order of the Board of Directors,

/s/ Patrick B. Carey
Patrick B. Carey
Secretary

Northville, Michigan
June 28, 2000

APPENDIX A

STOCK PERFORMANCE GRAPH

      The following graph compares the cumulative total stockholder return on the company’s Common Stock for the period from July 2, 1996 (the effective date of the Motor Wheel Acquisition, on which date the company’s Common Stock was recapitalized) through January 31, 2000, with (i) the cumulative total return on the NASDAQ National Market System market index through December 17, 1997 (the date on which the company’s Common Stock ceased trading on the NASDAQ National Market System) and the NYSE market index from and after December 18, 1997 (the date on which the company’s Common Stock commenced trading on the NYSE)(collectively, “Market Index”), and (ii) the cumulative total return of an industry peer group composed of automotive parts and accessories suppliers (“Peer Group Index”) for the same period. In accordance with the rules of the SEC, the graph assumes an investment of $100 on July 2, 1996 in each of the Common Stock, the stocks comprising the Market Index and the stocks comprising the Peer Group Index, and assumes that all dividends were reinvested.

[STOCK PERFORMANCE GRAPH]

	7/2/96	7/31/96	10/31/96	1/31/97	4/30/97	7/31/97	10/31/97	1/31/98	4/30/98

HAYES LEMMERZ INTERNATIONAL, INC.	100.00	97.94	109.47	133.33	151.44	204.12	222.22	157.23	253.08

PEER GROUP INDEX	100.00	94.99	101.13	111.09	113.43	137.51	142.58	135.71	154.83

MARKET INDEX	100.00	91.57	101.85	115.82	105.79	134.00	134.40	136.90	155.16

[Additional columns below]

[Continued from above table, first column(s) repeated]

	7/31/98	10/31/98	1/31/99	4/30/99	7/31/99	10/31/99	1/31/00

HAYES LEMMERZ INTERNATIONAL, INC.	239.92	176.54	216.00	189.30	190.54	142.39	131.69

PEER GROUP INDEX	138.79	130.09	137.08	140.26	142.70	116.81	110.97

MARKET INDEX	152.08	147.65	164.41	184.36	182.05	182.08	181.79

     Data respecting the following companies were utilized in calculating the Peer Group Index in the table above:

A O Smith Corporation
Aftermarket Technology Corporation
American Axle & Manufacturing Holdings Inc.
Amerigon Incorporated
Arvin Industries, Inc.
Autocam Corporation
Autoliv Inc.
Barnes Group Inc.
Bonded Motors, Inc.
Borg Warner Automotive, Inc.
Clarcor Inc.
Collins & Aikman Corporation
Collins Industries Inc.
Colonel’s International, Inc.
Consulier Engineering, Inc.
Dana Corporation
Decoma International Inc.
Delco Remy International, Inc.
Delphi Automotive Systems
Desc, S.A. De C.V.
Detroit Diesel Corporation
Donnelly Corporation
Earl Scheib, Inc.
Eaton Corporation
Edelbrock Corporation
Federal-Mogul Corporation
Gentek Inc.
Gentex Corporation
Glas-Aire Industries Group Ltd.
Global Technovations Inc.
Hastings Manufacturing Company
Hayes Lemmerz International, Inc.
Impco Technologies Inc.
ITT Industries, Inc.
Jason Incorporated
Johnson Controls, Inc.
Lund International Holdings, Inc.
Magna International, Inc.
Mascotech Inc.
McLaren Automotive Group
Meritor Automotive Inc.
Modine Manufacturing Co.
Noble International, Ltd.
OEA, Inc.
Orbital Engine Corporated Limited
R&B Inc.
Safety Components International, Inc.	Simpson Industries Inc.
SPX Corporation
Standard Motor Products, Inc.
Stoneridge, Inc.
Strattec Security Corporation
Superior Industries International Inc.
T.J.T., Inc.
Tesma International, Inc.
Transpro, Inc.
TRW Inc.
U.S. Automotive Manufacturing, Inc.
Universal Manufacturing Company
Westcast Industries, Inc.
Westinghouse Air Brake Company
Williams Controls, Inc.
Wynn’s International, Inc.

APPENDIX B

STOCKHOLDINGS

Security Ownership of Certain Beneficial Owners and Management

      This Appendix B contains stockholding information for persons known to the company to own five percent or more of the company’s Common Stock, the directors of the company and the company’s executive officers.

      Ownership of the company’s Common Stock is shown in terms of “beneficial ownership.” A person generally “beneficially owns” shares if he has either the right to vote those shares or dispose of them. More than one person may be considered to beneficially own the same shares.

      In this proxy statement, unless otherwise noted, a person has sole voting and dispositive power for those shares shown as beneficially owned by him. Shares shown as beneficially owned by the company’s executive officers include shares that they have the right to acquire by exercising options on or before 60 days from the Record Date. The percentages shown in this annual report compare the person’s beneficially owned shares with the total number of shares of the company’s Common Stock outstanding on June 21, 2000 (30,356,945 shares).

      As of the Record Date, the outstanding Common Stock was held of record by 108 stockholders.

				Percentage of	Percentage of
				Ownership of	Ownership of
				Shares of	Shares of
				Common Stock	Common Stock
Name and Address	Shares of			(excluding	(including
of Beneficial Owner	Common Stock		Warrants(1)	Warrants)(2)	Warrants)(3)

Joseph Littlejohn & Levy Fund II, L.P.	9,634,176		1,825,376	31.7%	34.8%
450 Lexington Avenue
Suite 3350
New York, New York 10017

Marianne Lemmerz	3,000,002		—	9.9%	9.1%
Friedrichsallee 14
D-53639 Konigswinter, Germany

TSG Capital Fund II, L.P.	2,812,500		67,500	9.3%	8.7%
177 Broad Street
12th Floor
Stamford, Connecticut 06901

CIBC WG Argosy Merchant Fund 2, L.L.C	2,500,000	(4)	60,000	8.2%	7.8%
425 Lexington Avenue, Third Floor
New York, New York 10017

Horst Kukwa-Lemmerz	1,825,000	(5)	—	6.0%	5.5%
Friedrichsallee 14
D-53639 Konigswinter, Germany

(1)	Each Warrant allows the holder thereof to acquire one share of Common Stock for a purchase price of $24.00. The Warrants are exercisable from July 2, 2000 through July 2, 2003.

(2)	Excludes options to purchase Common Stock held by certain officers and directors of the company and also excludes Warrants to purchase 2,600,000 shares of Common Stock.

(3)	Excludes options to purchase Common Stock held by certain officers and directors of the company, but includes Warrants to purchase 2,600,000 shares of Common Stock.

(4)	All of the shares of Common Stock owned by Argosy are Nonvoting Common Stock. Does not include 884,200 shares (2.9% of the Common Stock) owned by Canadian Imperial Holdings Inc. and 446,700 shares (1.5% of the Common Stock) owned by Caravelle Investment Fund, L.L.C. (“Caravelle”), both of whom are affiliates of Argosy; Argosy disclaims beneficial ownership of all such shares.

(5)	Consists of 1,687,420 shares of Common Stock owned by Mr. Kukwa-Lemmerz and an affiliated entity which he controls and 137,580 shares of Common Stock owned by Renate Kukwa-Lemmerz, his wife. Such shares represent 6.0% of the outstanding Common Stock. In addition, Mr. Kukwa-Lemmerz is the trustee of a trust established by Marianne Lemmerz for the benefit of her grandchildren, which trust owns 199,998 shares (less than 1%) of Common Stock. Mr. Kukwa-Lemmerz disclaims beneficial ownership of all shares of Common Stock owned by his wife and such trust.

Security Ownership of Management and the Board of Directors

      The following table sets forth, as of the Record Date, without giving effect to the Warrants, the beneficial ownership of the company’s Common Stock by each of the Directors and the Named Executive Officers of the company and by the Directors and executive officers of the company as a group:

Name of Beneficial Owner	Number of Shares(1)(2)

Cucuz, Ranko	473,874

Dallera, Giancarlo	139,331

Kolakowski, Ronald L.	74,197

Sandberg, Daniel M.	73,780

Shovers, William D.	131,721

Christophe, Cleveland A.(3)	—

Grillo, Anthony(4)	9,634,176

Heyer, Andrew R.(5)	—

Kukwa-Lemmerz, Horst(6)	1,825,000

Levy, Paul S.(4)	9,634,176

Lightcap, Jeffrey(4)	9,634,176

Meilicke, Wienand	200

Rodewig, John S.	1,560

Witt, Ray H.	500

Ying, David Y.(4)	9,644,936

All directors and executive officers as a group (26 persons)	12,693,338

(1)	Includes the following shares of Common Stock issuable upon the exercise of options granted under the company’s 1992 Stock Incentive Plan (the “1992 Plan”) and the 1996 Plan which are exercisable within 60 days of the Record Date (assuming that no additional options vest during that period) and shares of Common Stock purchased under the company’s 401(k) Plan:

		Issuable upon
	Issuable upon	Exercise of
	Exercise of Options	Options	Purchased
	Granted under	Granted under	under
Name	1992 Plan	1996 plan	401(K) Plan

Cucuz, Ranko	180,300	243,337	967

Dallera, Giancarlo	65,300	48,667	—

Kolakowski, Ronald L.	25,000	48,667	470

Sandberg, Daniel M.	26,000	40,557	3,123

Shovers, William D.	62,000	48,667	—

All directors and officers as a Group	423,900	663,105	13,423

(2)	In each case, except as to Messrs. Kukwa-Lemmerz, Grillo, Levy, Lightcap and Ying and “all directors and executive officers as a group,” less than 1% of the outstanding shares of Common Stock.

(3)	Mr. Christophe is associated with TSG, which owns 9.3% of the Common Stock of the company; he disclaims any beneficial ownership of such Common Stock.

(4)	Messrs. Grillo, Levy, Lightcap and Ying are all associated with JLL Fund II, which owns 31.7% of the Common Stock of the company. Messrs. Grillo, Levy, Lightcap and Ying are general partners of JLL Associates II, L.P., the general partner of JLL Fund II, and, as a result, each of them may be deemed to beneficially own all of the shares of Common Stock of JLL Fund II. In addition, Mr. Ying owns individually 10,760 shares of Common Stock.

(5)	Mr. Heyer is associated with Argosy, which owns 8.2% of the Common Stock of the company (all of which shares are Nonvoting Common Stock), Canadian Imperial Holdings Inc., which owns 2.9% of the Common Stock of the company and Caravelle, which owns 1.5% of the Common Stock; he disclaims any beneficial ownership of all such Common Stock.

(6)	Consists of 1,687,420 shares of Common Stock owned by Mr. Kukwa-Lemmerz and an affiliated entity which he controls and 137,580 shares of Common Stock owned by Renate Kukwa-Lemmerz, his wife. Such shares represent 6.0% of the outstanding Common Stock. In addition, Mr. Kukwa-Lemmerz is the trustee of a trust established by Marianne Lemmerz for the benefit of her grandchildren, which trust owns 199,998 shares of Common Stock. Mr. Kukwa-Lemmerz disclaims beneficial ownership of all shares of Common Stock owned by his wife and such trust.

      As of the Record Date, all Directors and executive officers of the company as a group may be deemed beneficially to own approximately 40.4% of the outstanding Common Stock.

APPENDIX C

EXECUTIVE COMPENSATION

Summary of Compensation for Fiscal Year 1999

      The following summary compensation table sets forth certain information concerning compensation for services in all capacities awarded to, earned by or paid to the company’s Named Executive Officers for fiscal year 1999, fiscal year 1998 and fiscal year 1997.

SUMMARY COMPENSATION TABLE

		Annual Compensation

	Fiscal			All Other
Name and Principal Position	Year	Salary($)	Bonus($)	Compensation($)(1)

Cucuz, Ranko	1999	658,334	764,968	129,809
Chief Executive Officer	1998	579,167	626,640	121,167
	1997	497,918	774,150	106,941

Dallera, Giancarlo(2)	1999	285,750	189,813	—
Vice President — President,	1998	266,377	186,381	—
European Wheel Group	1997	240,833	220,000	—

Kolakowski, Ronald L.(3)	1999	264,587	167,558	34,448
Vice President — President,	1998	214,583	149,310	27,422
North American Wheel Group	1997	190,002	169,200	30,367

Sandberg, Daniel M.(4)	1999	253,769	152,778	35,665
Vice President — President,	1998	236,690	168,269	28,099
Automotive Brake Components	1997	204,585	153,450	23,163

Shovers, William D.	1999	276,689	178,368	39,649
Vice President— Finance and	1998	258,763	150,346	35,803
Chief Financial Officer	1997	239,583	208,000	36,647

(1)	For each Named Executive Officer, consists of matching contributions accrued under the company’s retirement savings plan and contributions under the company’s non-tax qualified supplemental employee retirement plan for the benefit of the company’s executive officers based in the United States.

(2)	Mr. Dallera was appointed to his current position in February 2000. Prior to that time, Mr. Dallera was the company’s Vice President — President, European Aluminum Wheels. Mr. Dallera’s salary is paid in Italian Lire and his bonus is paid in United States Dollars. The U.S. Dollar amount for Mr. Dallera’s salary was calculated using the exchange rate of 1 Lira = 0.000551 Dollars, which was the average exchange rate of such currency during fiscal year 1999.

(3)	Mr. Kolakowski was appointed to his current position in February 1999. Prior to that time, Mr. Kolakowski was the company’s Vice President — President, North American Aluminum Wheels.

(4)	Mr. Sandberg was appointed to his current position in February 1999. Prior to that time, Mr. Sandberg was the company’s Vice President — International Operations, General Counsel and Secretary.

Stock Option Grants in Fiscal Year 1999 Under 1996 Plan

      Mr. Sandberg received a grant of 15,000 stock options in fiscal year 1999 in connection with his appointment as Vice President — President, Automotive Brake Components. None of the other Named Executive Officers received any grant of stock options from the company during fiscal year 1999. The following table sets forth certain information respecting the grant of stock options to Mr. Sandberg during fiscal year 1999 under the company’s 1996 Plan:

					Potential Realizable
					Value at Assumed
	Number of	Percent of			Annual Rates of Stock
	Securities	Options			Price Appreciation for
	Underlying	Granted to	Per Share		Option Term(3)
Name of Optionee and	Options	Employees in	Exercise of	Expiration
Type of Option(1)	Granted	Fiscal Year 1999	Base Price(2)	Date	5%	10%

Sandberg, Daniel M.	15,000	5.84%	$32.00	7/02/06	$301,440	$764,640

(1)	All option grants in fiscal year 1999 under the 1996 Plan are divided into three tranches (each, a “Tranche”) of an equal number of options. The options in each such Tranche vest when both of the following conditions have been met: (a) 20% of each Tranche vests on the last day of each fiscal year commencing on January 31, 1999, and on each January 31, thereafter, if the employee to whom they were granted is then still an employee of the company; and (b) the average share price for any twenty consecutive day period on the principal exchange upon which the Common Stock is traded equals or exceeds certain specified prices (the “Target Prices”) ranging from $32.00 per share for the first Tranche and increasing ratably to $64 per share for the third Tranche. A particular Target Price need only be reached on one occasion for all options within the Tranche to which such Target Price relates to become vested, subject to the satisfaction of the condition to such vesting set forth in clause (a) above. In addition, notwithstanding the foregoing conditions to vesting, the options granted in fiscal year 1999 become exercisable on July 2, 2005, if the employee to whom they were granted is then still an employee of the company. The company’s Common Stock has not traded at the prices necessary to allow any of the options granted in fiscal year 1999 to vest.

(2)	All options granted during fiscal year 1999 under the 1996 Plan were granted at a price of $32.00 per share.

(3)	Values are reported net of the option’s exercise price, but before taxes associated with exercise. These values are calculated using assumed rates of appreciation prescribed by the SEC.

Aggregate Option Exercises in Fiscal Year 1999 and January 31, 2000 Option Value

      The following table shows the number of shares covered by both exercisable and non-exercisable stock options held by the Named Executive Officers as of January 31, 2000. This table also shows the value on that date of their “in-the-money” options, which is the positive spread between the exercise price of existing stock options and $20.00 per share (the closing market price of the Common Stock on January 31, 2000). No options were exercised in fiscal year 1999 by any of the Named Executive Officers.

Number of Securities
	Underlying	Value of Unexercised
	Unexercised Options	in-the-Money Options
	at January 31, 2000	at January 31, 2000
	Exercisable/	Exercisable/
Name	Unexercisable	Unexercisable

Cucuz, Ranko	423,637/517,093	$1,951,494/$2,068,372

Dallera, Giancarlo	113,967/103,418	$ 621,082/$ 413,672

Kolakowski, Ronald L.	73,667/103,418	$ 444,668/$ 413,672

Sandberg, Daniel M.	66,557/101,183	$ 349,568/$ 344,732

Shovers, William D.	110,667/103,418	$ 576,156/$ 413,672

Pension Plan

      The company maintains a defined benefit pension plan covering all persons who were United States salaried employees of the company and its subsidiaries on or before December 31, 1994. Pension income at normal retirement age is calculated by averaging the participant’s highest consecutive 60 months of compensation out of the final 120 months of compensation and providing 1% of the first $7,800 thereof and 1 1/3% of the remainder for each of the first 30 years of service, and 1/2% and 2/3% of such compensation, respectively, for each of the next 10 years of service. Benefits under the company’s pension plan are limited by restrictions imposed by the Internal Revenue Code of 1986, as amended (the “Code”). Prior to the company’s initial public offering in December 1992 (the “IPO”), the eligible United States salaried employees of the company participated in a pension plan sponsored by K-H Corporation (“K-H”), which at the time was the parent corporation of the company. In connection with the IPO, K-H transferred the assets and liabilities of its plan relating to participants employed in the company’s wheel business to the company’s pension plan, in accordance with the requirements of the Employee Retirement Income Security Act of 1974, as amended. Effective January 1, 1995, (1) certain provisions of the plan that had frozen final average compensation for purposes of the plan as of December 31, 1991, were rescinded, (2) no new participants may enter the plan and (3) for purposes of calculating benefits payable under the plan, no additional service may be credited under the plan; however, service continues to be credited under the plan for vesting purposes and to determine eligibility for retirement benefits under the plan. In addition, increases in compensation were recognized under the plan for purposes of determining pensions. Effective March 31, 1999, certain provisions of the plan were amended to freeze final average compensation as of such date.

      The following table illustrates the annual pension benefits payable from the company’s defined benefit pension plan to a person in the specified earnings and years of service classifications at normal retirement date.

PENSION PLAN TABLE

	Years of Credited Service

Covered Compensation	10	15	20	25	30	35

$50,000	$6,407	$9,610	$12,813	$16,017	$19,220	$20,822

$100,000	$13,073	$19,610	$26,147	$32,683	$39,220	$42,488

$150,000	$19,740	$29,610	$39,480	$49,350	$59,220	$64,155

$200,000	$19,740	$29,610	$39,480	$49,350	$59,220	$64,155

$250,000	$19,740	$29,610	$39,480	$49,350	$59,220	$64,155

$300,000	$19,740	$29,610	$39,480	$49,350	$59,220	$64,155

$350,000	$19,740	$29,610	$39,480	$49,350	$59,220	$64,155

$400,000	$19,740	$29,610	$39,480	$49,350	$59,220	$64,155

      Base salary is the only compensation upon which benefits under this plan are determined.

      Messrs. Cucuz, Kolakowski, Sandberg and Shovers are participants in the pension plan described above, and each had covered compensation and credited years of service (which amounts were frozen as of December 31, 1994) as set forth below:

	Covered	Years of
Name	Compensation	Credited Service

Cucuz, Ranko	$160,000	4

Kolakowski, Ronald L.	$160,000	2

Sandberg, Daniel M.	$160,000	2

Shovers, William D.	$160,000	2

      The covered compensation amounts set forth in the above table differ from the amounts set forth in the Summary Compensation Table because of limitations contained in the Code on compensation permitted to be used for pension plan purposes.

      The Pension Plan Table shows amounts that are payable in the form of a straight-life annuity; such amounts are not subject to offset for Social Security or any other payments.

      Effective January 1, 1995, the company adopted a defined contribution pension plan for its United States salaried employees, under which, the company contributes to a retirement account for each eligible employee 5% of his compensation up to the amount of the Social Security wage base ($72,600 in 1999) plus 8% of his compensation over the amount of the Social Security wage base. Compensation, for purposes of this plan, includes salary, bonus and commissions, but is limited to a maximum of $160,000 under provisions of the Code. The retirement account is invested at the direction and risk of the employee, who is entitled, subject to certain vesting requirements, to the contents of his account when his employment terminates, at retirement or otherwise. The company does not assure the employee of the amount of his retirement benefit or the value of this account at any time.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements.

      The company, through its subsidiary, Hayes Lemmerz, S.p.A. (“HLI Italy”), entered into an employment agreement with Mr. Dallera, dated February 1, 1993, as amended on June 6, 1996, that provides for his employment as General Manager of HLI Italy at an initial base salary which automatically increases annually following increases in an index commonly used to determine the cost of living increases for senior managers in Italy. For fiscal year 1999, Mr. Dallera’s base salary was $285,750 (translated from Italian lire at the exchange rate of 1 lira = 0.000551 US Dollars). Under this agreement, Mr. Dallera is entitled to all HLI Italy employee benefits; his annual bonus, however, is paid under the company’s Current Annual Performance Plan and based upon the criteria established for the other executive officers of the company. The agreement expires by its terms on December 31, 2003, or in the event of Mr. Dallera’s death.

      The company entered into separate agreements (the “Severance Agreements”) with the Named Executive Officers and certain other executive employees of the company (the “Covered Individuals”) on or about June 15, 2000, pursuant to which, upon a change in control of the company (as defined therein), each Covered Individual is entitled to an immediate payment of all earned but unpaid compensation and a pro rata bonus payment for the current fiscal year under any bonus plan for which he is then eligible.

      In addition, the Severance Agreements provide that each Covered Individual whose employment with the company is terminated on or following a change in control and during the term of the Severance Agreements, other than (i) by the company for cause, (ii) by reason of death or disability, or (iii) by the Covered Individual without good reason, is entitled to a lump sum cash payment in the aggregate amount of: (a) earned but unpaid compensation, less any payment previously made in respect of such amount, (b) the product of the individual’s base salary, his bonus percentage and the fraction of the current fiscal year expired at the time of such termination, less any payments previously made in respect of such amounts upon such change of control, (c) up to three times the sum of (x) the individual’s base salary and (y) the product of his base salary and his bonus percentage and (d) one hundred thousand dollars ($100,000). The Severance Agreements also provide that the Covered Individuals are entitled to have the company (i) continue for up to two years all welfare benefit programs, such as medical and life, provided by the company and its affiliated companies, (ii) pay or provide any other amounts incurred prior to the date of termination, or benefits required or permitted under any program or agreement of the company, (iii) provide key executive level outplacement services, and (iv) pay the Covered Individuals’ legal expenses relating to a dispute under the Severance Agreements.

      The Severance Agreements also contain provisions regarding termination of employment upon disability, death, and other certain circumstances. In addition, if any payments or benefits paid to the Covered Individuals under the Severance Agreements or any other plan, arrangement or agreement with the company are subject to the federal excise tax on excess parachute payments or any similar state or local tax, or any interest or penalties are incurred with respect thereto, the company will pay to the Covered Individuals an additional amount so that the net amount retained by the Covered Individuals after deduction or payment of those taxes will be as if no such tax, interest or penalty were imposed.

APPENDIX D

HAYES LEMMERZ INTERNATIONAL, INC.

AMENDED AND RESTATED ANNUAL PERFORMANCE PLAN

Effective February 1, 2000

Section 1

NAME

      The name of the plan is the Hayes Lemmerz International, Inc. Amended and Restated Annual Performance Plan (the “Plan”).

Section 2

EFFECTIVE DATE OF PLAN

      The effective date of the amended Plan is February 1, 2000. The fiscal year of the Plan (“Plan Year”) shall be the twelve month period ending on January 31, 2001 and each twelve month period thereafter, provided that for the European Operations, the Plan Year shall be the twelve month period ending December 31, 2000 and each twelve month period thereafter. The Plan will continue indefinitely until terminated pursuant to Section 12.

Section 3

PURPOSE

      The purpose of the Plan is to compensate officers and key employees by utilizing a direct financial incentive to encourage such officers and key employees to achieve results that lead to a more effective operation of the business of Hayes Lemmerz International, Inc. ( the “Company”), its corporate groups (“Groups”), and its business units (“Business Units”) and to accomplish this purpose with full regard to shareholders and the Company’s earning power.

Section 4

ADMINISTRATION

      The Plan is administered by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”). In applying and interpreting the provisions of the Plan, the decisions of the Committee, pursuant to the authority granted by the Board, shall be final.

Section 5

ELIGIBILITY FOR PARTICIPATION

      Eligibility requirements for participation in the Plan shall be at differing levels (CEO, Executive Group, and Groups I, II, and III). The Compensation Committee shall review and approve all Participants at the CEO level and officers of the Company reporting to the CEO (collectively “Management”). Management shall review and approve all other Participant lists, making such changes as it deems appropriate. The Human Resources Department of the Company shall maintain a current list of all employees eligible for participation in the Plan, including their level of eligibility.

      Employees, other than the CEO, hired or promoted to Management shall participate at the Executive Group level pending approval of the Committee at the next available meeting of the Committee. Participation will be approved or denied effective with the date requested by Management. All other eligible employees hired or promoted by the Company shall, upon approval of Management, participate in the Plan. There will be no additions to the eligibility list after November 30 of each Plan Year.

Section 6

DEFINITIONS

      Business Unit Cash Flow (“BU Cash Flow”)  — the cash provided from (or used by) operating activities plus or minus cash provided from (or used by) investing activities of the Business Unit to which the employee is assigned. BU Cash Flow for each business unit is approved by the Committee and may be adjusted by the Committee as appropriate.

      Business Unit Earnings From Operations (“BU-EBIT”)  — the earnings attributable to the operations of the Business Unit to which the employee is assigned. BU-EBIT for each Business Unit is approved by the Committee and may be adjusted by the Committee in consideration of certain nonrecurring charges or gains.

      Cash Flow — the cash provided from (or used by) operating activities plus or minus cash provided from (or used by) investing activities consistent with the provisions of the Financial Accounting Standards Board Statement No. 95 “Statement of Cash Flows.”

      Cash Flow Bonus Threshold — is the level of Cash Flow established annually by the Committee necessary to receive any portion of an individual bonus award whose calculation is Cash Flow dependent. Such Cash Flow Threshold may be calculated at the Company, Group or Business Unit level(1).

      Cash Flow Normative Bonus Goal — the amount of Cash Flow established annually by the Committee necessary to receive the normative rate of an individual award whose calculation is Cash Flow dependent. Such Cash Flow Normative Bonus Goals are established at the Company, Group and Business Unit level.

      Change in Control — A Change in Control shall be deemed to have occurred if Management, prior to a change in Management due to one of the following events, deems that a Change in Control has occurred. Such events include:

a) an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended);

b) the reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a Business Combination); or

c) the change of the majority of the Board of Directors of the Company.

      Earnings From Operations (“EBIT”) — the earnings attributable to the operations of the Company as shown in the audited financial statements of the Company as filed with the Securities and Exchange Commission in the Company’s Annual Report on Form 10-K as approved by the Company’s Auditors.

      EBIT Bonus Threshold — the amount of EBIT established annually by the Committee that must be attained to receive any portion of an individual bonus award whose calculation is EBIT dependent. Such EBIT Threshold may be calculated at the Company, Group or Business Unit level.

      EBIT Normative Bonus Goal — the EBIT level established annually by the Committee necessary to receive the normative rate of an individual award whose calculation is EBIT dependent. Such EBIT Normative Bonus Goals are established at the Company, Group and Business Unit level.

      EBIT Trigger — the minimum EBIT established annually by the Committee that must be attained before any bonus may be paid.

      Group Cash Flow — the cash provided from (or used by) operating activities plus or minus cash provided from (or used by) investing activities of the Group to which the employee is assigned. Group Cash Flow for each Group is approved by the Committee and may be adjusted by the Committee as appropriate.

_______________

1
Cash Flow Normative Goals may be negative or zero (0), in which case the resulting changes in Cash Flow expressed as percentages would be meaningless. Therefore, changes in Cash Flow are divided by the appropriate Business Unit, Group, or Corporate EBIT Normative Goals to establish the percentage that the achieved Cash Flow is above or below the Cash Flow Normative Bonus Goal.

      Group Earnings From Operations (“Group EBIT”)  — the earnings attributable to the operations of the Group to which the employee is assigned. Group EBIT for each Group is approved by the Committee and may be adjusted by the Committee in consideration of certain nonrecurring charges or gains.

      Normative Bonus Goals — the targets established annually by the Committee at which 100% of the bonus award for a component will be paid.

      Normative Bonus Rate — the percentages described in Section 7.

      Participant — is the CEO, an individual within the Executive Group or an individual within Group I, II, or III, as approved in accordance with the Plan.

      Pay — is the sum of the monthly base salary rate times each month of participation. It does not include prior period bonuses, signing bonuses, Presidential Awards, moving expenses, car allowances, foreign service allowances or other compensation amounts.

      Personal Objectives  — are specific goals or accomplishments set by the Committee for the CEO and by Management for all other Participants.

      Return on Invested Capital (“ROIC”) — a quotient, expressed as a percentage, the numerator of which is the product of Corporate EBIT times 60% and the denominator of which is the average of the capital invested at the end of each fiscal quarter. Invested capital is calculated by adding corporate debt outstanding and equity from which cash and cash equivalents are subtracted.

Stated algebraically, ROIC = EBIT x .6/( avg. Debt + avg. Equity - avg. Cash).

      ROIC Bonus Threshold — the ROIC established annually by the Committee that must be attained to receive any portion of an individual bonus award whose calculation is ROIC dependent. Such ROIC Threshold is calculated at the Company level.

      ROIC Normative Bonus Goal — the ROIC level established annually by the Committee necessary to receive the normative rate of an individual award whose calculation is ROIC dependent. Such ROIC Normative Bonus Goal is established only at the Company level.

Section 7
NORMATIVE BONUS RATES AND NOTIFICATION OF STATUS

      The Company maintains five bonus classifications under the Plan, CEO, Executive Group, Group I, Group II, and Group III. The Normative Bonus Rates, as a percent of Pay, are as follows:

CEO — 100%;

Executive Group — 60%;
Group I — 35-40%;
Group II — 21%;
Group III  — 10%.

      These Normative Bonus Rates may be changed at the beginning of each Plan Year by the Committee, with respect to Management, and at any time during the Plan Year by Management with respect to all other Participants.

      Participants will be notified as to the classification in which they will participate for the coming Plan Year. Such notification will be made as soon as possible in the new Plan Year. This notification will also include the ROIC, EBIT and Cash Flow Normative Bonus Goals for the upcoming year, the extent to which the Participant’s bonus is based on ROIC, EBIT and Cash Flow, or a combination thereof and, if applicable, the ROIC, EBIT and Cash Flow Bonus Thresholds. Personal Objectives for the Plan Year are communicated at this time as well.

Section 8
CALCULATION OF CASH FLOW, ROIC, EBIT and PERSONAL OBJECTIVES

      At the end of each Plan Year, Management shall generate a report detailing the calculation of Cash Flow and EBIT for each Business Unit, Business Group and the total Company. Management will also calculate the Company’s ROIC. Such report shall reflect the findings of the external auditors and shall be approved by the Committee. In addition, Management shall review the attainment of the Personal Objectives with each Participant.

      These amounts shall be used in determining each Participant’s bonus award. If the EBIT Trigger is not attained, no bonus is awarded to any Participant.

Section 9
INDIVIDUAL AWARDS

      An individual’s annual award is calculated using the following allocations:

CEO, CFO, Corporate Staff	40% Corporate EBIT, 20% ROIC, 20% Corporate Cash Flow, 20% Personal Objectives.
Groups	20% Corporate EBIT, 20% Group EBIT, 20% ROIC, 10% Corporate Cash Flow, 10% Group Cash Flow, 20% Personal Objectives.
Business Units	20% Corporate EBIT, 20% Business Unit EBIT, 20% ROIC, 10% Corporate Cash Flow, 10% Business Unit Cash Flow, 20% Personal Objectives.

      Each year, the Committee shall establish the ROIC, EBIT, and Cash Flow Normative Bonus Goals and Bonus Thresholds for the Company portion of the bonus awards, and, as applicable, for the Group and Business Unit portions of the bonus awards. The Committee also shall establish the EBIT Trigger each year. Such amounts shall be based on the Company’s budget, as approved by the Committee. The Committee also shall establish the formula or methodology to be used to calculate the percentage of a Normative Bonus Goal achieved if more of less than such goal is realized during such year. The maximum payout for any component is 200%.

      Each individual’s annual award is calculated by multiplying each component’s percent allocation above, by:

a) the percentage achieved;

b) the Normative Bonus Rate for the Participant’s classification; and

c) Pay.

      The sum of the product for all components is the Participant’s annual award.

      Participants that change classification, Group, or Business Unit during the Plan Year shall have their annual award calculated separately for each period.

Section 10
TIME AND METHOD OF PAYMENT

      Bonus payments shall be made in cash. Bonus payments will be made as soon as Management deems possible following the audit of financial results for the fiscal year to which bonuses apply and in no case shall be paid later than the filing of the Company’s Form 10-K. Payments shall be made to Participants who are employed by the Company on February 28 following the end of the Plan Year. Prior to payment, the CEO will obtain from either the internal or external auditors (in his sole discretion) a letter of compliance stating their concurrence that payments to be made under this Plan are in accordance with its provisions.

      Bonus payments are considered Eligible Compensation as that term is defined in the Hayes Lemmerz International Retirement Savings Plan. A Participant that wishes to have 401(k) deferrals taken from his or her bonus payment may request such deferral in writing. Otherwise, the only withholding will be the minimum tax withholding required by law.

Section 11
SEPARATIONS

      In case of separation from the Company for any reason (excluding death, disability or retirement) the separated Participant shall immediately cease to be a Participant and no bonus shall be payable. However, if the Participant is separated due to death, disability or retirement, the Participant (or his estate in the event of death) shall receive a bonus payment covering the period of time that he was employed and was a Participant in the Plan during the fiscal year in which the death, disability or retirement occurs. Such payments shall be made at the time and in the manner they would have been made had the death, disability or retirement not occurred. The Participant shall cease to be a Participant in the Plan Year following separation, death, or the commencement of disability or retirement.

Section 12
REVISION OR DISCONTINUANCE OF THE PLAN

      This Plan shall not create any rights of future participation of any employee in this Plan nor limit in any way the right of the Committee to amend, modify or to rescind the Plan in whole or in part at any time. No person eligible to receive any payments shall have any right to pledge, assign, or otherwise dispose of any unpaid portion of such payments.

      In the event of a Change in Control of the Company, any unpaid amounts under the Plan for prior Plan Years shall become due and payable immediately. In addition, a partial (or “Stub Year”) bonus shall be paid at the Normative rate. Such Stub Year bonus shall be calculated as if the Company had achieved 100% of the Normative Bonus Goals (ROIC, EBIT, Group EBIT, BU-EBIT, Cash Flow, Group Cash Flow, BU Cash Flow), and the Participant had achieved 100% of the Participant’s Personal Objectives. Pay used for calculating such Stub Year Bonus shall be the Pay earned through the pay period coinciding with or next following the date of the Change in Control.

APPENDIX E

FIRST AMENDMENT TO

HAYES LEMMERZ INTERNATIONAL, INC.
1996 STOCK OPTION PLAN

      Section 5 of the 1996 Stock Option Plan of Hayes Lemmerz International, Inc. (formerly known as Hayes Wheels International, Inc.) is hereby amended by replacing the first sentence of Section 5 with the following sentence:

“The maximum number of shares of Stock reserved for the grant of Options under the Plan shall be 3,500,000, subject to adjustment as provided herein; provided, however, that the maximum number of allotted shares that any Optionee may receive during the term of the Plan may not exceed 1,200,000, subject to adjustment as provided herein.”

HAYES LEMMERZ INTERNATIONAL, INC. LOGO

[X] Please mark
your vote
as in
this example

The Board of Directors recommends a vote FOR Items 1, 2, 3 and 4.

1.	To elect the following three (3) nominees as Class 1 directors of the Company, each to serve for a term of three years: Anthony Grillo, Horst Kukwa-Lemmerz and Jeffrey Lightcap. (Authority to vote for any of the nominees listed above may be withheld by striking out the name of such nominee(s).);	FOR [ ]	WITHHELD [ ]		4.	To ratify the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending January 31, 2000.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

2.	To approve the adoption of the Company’s Amended and Restated Annual Performance Plan.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]	5.	To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

3.	To approve the amendment of the Company’s 1996 Stock Option Plan.	[ ]	[ ]	[ ]

MARK HERE IF YOU PLAN TO ATTEND THE
MEETING           [ ]

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on Thursday, August 3,2000 and the related Proxy Statement.

Please sign exactly as name(s) appear hereon. Joint owners should each sign. Executors, administrators, trustees, etc., should give full title as such. If signer is a corporation, please sign full corporate name by duly authorized officer. PLEASE SIGN, DATE AND MAIL THIS PROXY PROMPTLY whether or not you expect to attend the meeting. You may nevertheless vote in person if you do attend.

Signature(s)	Date

HAYES LEMMERZ INTERNATIONAL, INC.
15300 Centennial Drive
Northville, Michigan 48167

This Proxy Is Solicited on Behalf of the Board of Directors
for the Annual Meeting of Stockholders on Thursday, August 3, 2000

The undersigned holder of shares of Common Stock of Hayes Lemmerz International, Inc. hereby appoints William D. Shovers and Patrick B. Carey, and each of them, with full power of substitution, as proxies to vote all shares owned by the undersigned at the Annual Meeting of Stockholders to be held at the Company's world headquarters located at 15300 Centennial Drive, Northville, Michigan 48167 on Thursday, August 3, 2000 at 10:00 a.m., local time, and any adjournment or postponement thereof. A majority of said proxies, or any substitute or substitutes, who shall be present and act at the meeting (or if only one shall be present and act, then that one) shall have all the powers of said proxies hereunder.

Please mark, date and sign the proxy and return it promptly in the accompanying business reply envelope, which requires no postage if mailed in the United States. If you plan to attend the meeting, please so indicate in the space provided on the reverse side.

This Proxy, if signed and returned, will be voted as specified on the reverse side. If no specification is made, your shares will be voted FOR approval of all matters listed on the reverse side of this Proxy Card.

IMPORTANT: PLEASE MARK AND SIGN ON THE REVERSE SIDE.

The Board of Directors recommends a vote FOR approval of all matters listed on the reverse side of this Proxy Card.

(SEE REVERSE SIDE)